Exhibit 99.1

Allegheny Technologies Announces Further Expansion of its Titanium Capabilities

    PITTSBURGH--(BUSINESS WIRE)--Feb. 23, 2007--Allegheny Technologies Incorporated (NYSE:ATI) announced that its Board of Directors has approved a further expansion of the titanium sponge production capabilities at ATI's Albany, OR facility. The purpose of the capital project is to meet growing demand from the aerospace and defense, chemical process, and oil and gas markets. This investment of approximately $38 million is designed to add 4 million pounds of titanium sponge capacity to the Albany, OR facility, which brings the annual production capacity at that facility to 20 million pounds. ATI expects this self-funded project to be substantially completed by the second quarter 2008.

    ATI also updated the progress of its previously announced greenfield premium titanium sponge facility planned for Rowley, UT. This new facility is now being designed to facilitate expansion beyond the 24 million pounds of annual titanium sponge capacity originally planned. As a result of this and other design improvements, the investment in this facility is now estimated to be between $425 and $450 million. The Rowley, UT facility is expected to begin operation in late 2008 and reach the 24 million pound annual production rate by the second half 2009.

    The further expansion at ATI's Albany, OR facility plus the Rowley, UT facility project bring ATI's total annual internal titanium sponge production capacity to at least 44 million pounds by the end of 2009.

    "The opportunities to grow our titanium mill product shipments are significant, and continue to increase. As a result, we decided to move forward with the further expansion of our Albany, OR titanium sponge facility and position the Rowley, UT facility for future expansion," said Patrick Hassey, Chairman, President and Chief Executive Officer. "ATI's planned titanium sponge capacity provides a stable low-cost supply of this vital raw material that is strategic to achieving our growth potential. The projected return on these investments is very attractive.

    "During the last few months, we announced the two largest long-term agreements (LTAs) in the history of ATI. Both LTAs are with premiere aerospace companies who require growing and significant amounts of titanium mill products.

    "In addition, demand for our titanium mill products is growing rapidly from the chemical process and oil and gas markets. For example, demand is expected to remain strong for titanium products used in the manufacture of fertilizers. Demand is also expected to remain strong for titanium products needed for heat exchangers used in liquefied natural gas (LNG) and other oil and gas applications."

    This latest Albany, OR expansion project includes four new reduction and distillation furnaces as well as auxiliary equipment. The first furnace start up is planned for early 2008. The other furnaces begin production in subsequent months, and the fourth furnace start up is scheduled for the later part of the second quarter 2008.

    ATI now expects total capital investments to be in the range of $450 to $500 million in 2007.

    This news release contains forward-looking statements that are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, chemical process industry, oil and gas, electrical energy, construction and mining, automotive, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs or expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; and (e) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.9 billion during 2006. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004